UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/20/2006

MCG Capital Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-33377

Delaware	54-1889518
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1100 Wilson Boulevard, Suite 3000, Arlington, VA 22209
(Address of principal executive offices, including zip code)

(703) 247-7500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.02.    Termination of a Material Definitive Agreement

The information in Item 2.04 is incorporated herein by reference.

Item 2.04.    Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On July 20, 2006, pursuant to Section 10 of the Indenture, dated September 30, 2004, between MCG Commercial Loan Trust 2004-1 (the Trust") and Wells Fargo Bank, National Association, MCG Capital Corporation (the "Company") caused the holder of the Class D notes issued by the Trust to exercise its right to have the series 2004-1 Notes issued by the Trust on September 30, 2004 redeemed. This redemption accelerated the repayment of these notes, which were scheduled to become due on July 20, 2016. On the date of the redemption, the Series 2004-1 Notes held by parties other than the Company totaled approximately $76.9 million, and were repaid using approximately $61.9 million of cash from the Trust and the Company's Commercial Loan Trust 2006-1 securitization and $15 million of new borrowings from the Company's Commercial Loan Trust 2006-1 securitization. The remaining Series 2004-1 notes held by the Company were canceled as of July 20, 2006.   During the quarter ending September 30, 2006, the Company expects to recognize, as expense, approximately $1.2 million of total debt issuance cost amortization related to the Series 2004-1 Notes, including scheduled amortization through the redemption date and accelerated amortization at the redemption date. The majority of the collateral that was held by the Trust has been transferred to the Company's other credit facilities.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCG Capital Corporation

Date: July 25, 2006	By:	/s/ Michael R. McDonnell
Michael R. McDonnell
Chief Financial Officer